Exhibit 11.1

NETEASE.COM, INC.

CODE

OF

BUSINESS CONDUCT

i

NETEASE’S CODE OF BUSINESS CONDUCT

POLICY STATEMENT

It is the policy of NetEase.com, Inc. (the “Company” or “NetEase”) to conduct its affairs in accordance with all applicable laws, rules and regulations of the countries in which it does business. This Code of Business Conduct (“Code”) applies to the Company’s employees, officers and non-employee directors, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions (“Designated Executives”). (We refer the persons to whom this Code applies to as “you” thereafter.) This Code is the Company’s “code of ethics” as defined in Item 16B of Form 20-F. This Code is designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the U.S. Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to the appropriate person of violations of this Code; and

•	accountability for adherence to this Code.

NetEase has established standards for behavior that affects the Company, and employees, officers and directors should pattern their daily performance in compliance with those standards. The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, executive officers or other appropriate personnel when in doubt about the best course of action in a particular situation. Non-employee directors are encouraged to talk to the Company’s Chief Executive Officer or Chief Financial Officer in such situations.

Additionally, employees should report to appropriate personnel violations of laws, rules, regulations or the Code, as well as complaints, concerns, and information regarding Accounting Matters (which should include accounting practices, internal accounting controls, or other auditing matters), corporate fraud, or violations of laws committed by the Company or its agents. Employees reporting such violations in good faith will not be subject to retaliation. Employees should refer to the guidelines under “Compliance and Reporting” below.

This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide you. Corporate policies and procedures provide details pertinent to many of the provisions of the Code. You are expected to be aware of, and to act in accordance with, both the Code and the Company’s other policies and procedures at all times. Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available whenever it is necessary to seek clarification.

APPROVALS AND WAIVERS

Certain provisions of this Code require employees to act, or refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval in writing to the Chief Executive Officer or Chief Financial Officer. Approvals relating to executive officers and directors must be obtained from the Company’s Audit Committee. All other approvals may be granted by the Chief Executive Officer or Chief Financial Officer. Employees may contact the Chief Executive Officer or Chief Financial Officer for additional information on obtaining approvals.

Other provisions of this Code require employees to act, or refrain from acting, in a particular matter and do not permit exceptions based on obtaining an approval. Waiver of those provisions may only be granted by the Audit Committee, and changes in this Code may only be made by the Board of Directors and must be publicly disclosed if and to the extent required by applicable law. Waivers relating to executive officers and directors must be publicly disclosed if and to the extent required by applicable law.

CONFLICTS OF INTEREST

A conflict of interest arises any time an employee’s personal interests or activities influence his or her ability to act in the best interests of the Company. All employees must discharge their responsibilities solely on the basis of what is in the best interest of the Company and independent of personal consideration or relationships. You must disclose any potential conflicts of interest to the Chief Executive Officer or Chief Financial Officer or such officers’ designee. Directors (including non-executive directors), officers and employees should also refer to the Related Party Transaction Procedures for additional conflict of interest procedures that specifically govern the conduct of directors, officers and employees in the context of related party transactions involving the Company.

An employee should also disclose potential conflicts of interest involving the employee’s spouse, siblings, parents, in-laws, children, life partner and members of the employee’s household. An employee should not make or influence any decision that could directly or indirectly benefit his or her close relative and, in order to protect the employee and the Company from the appearance of a conflict of interest, he or she should make appropriate disclosure of the interest to the Chief Executive Officer or Chief Financial Officer or such officers’ designee.

Activities Outside the Company

Although NetEase has no interest in preventing employees from engaging in lawful activities during nonworking hours, employees must make sure that their outside activities do not conflict or interfere with their responsibilities to the Company. For example, without approval by the Company’s Chief Executive Officer or Chief Financial Officer, an employee generally may not:

•	engage in self-employment or perform paid or unpaid work for others in a field of interest similar to NetEase;

•	use proprietary or confidential Company information for personal gain or to the Company’s detriment;

•	use Company assets or labor for personal use, except for incidental use permitted under the Company’s policies;

•	acquire any interest in property or assets of any kind for the purpose of selling or leasing it to the Company; or

•	appear to represent NetEase as the participant in an outside activity unless NetEase has authorized the employee to represent NetEase.

Community Activities

NetEase encourages you to be actively involved in your community through volunteer service to charitable, civic and public service organizations, and through participation in the political process and trade associations.

Employees must make sure, however, that their service is consistent with their employment with NetEase and does not pose a conflict of interest. This is particularly important before accepting any leadership position (such as membership on the board of a charitable or civic organization), before seeking or accepting political office and before soliciting a charitable contribution.

Service on Outside Boards of Directors

Serving as a director of another corporation may create a conflict of interest. Employees must disclose such service to the Chief Executive Officer or Chief Financial Officer or such officers’ designee and obtain prior approval before serving on the board of another company, whether or not such company is a competitor of NetEase.

Competitor Relationships

Employees should avoid even the appearance of a conflict of interest in their relationships with competitors. “Competitors” include any company operating in the Internet space. Without approval, employees may not:

•	make or maintain a financial investment in a competitor, except for investments in a publicly traded corporation not exceeding the greater of US$100,000 or 5% of the outstanding common stock;

•	provide compensated or uncompensated services to a competitor, except for services rendered under a valid NetEase contract with the competitor;

•	disclose any Company proprietary information to a competitor, unless a nondisclosure agreement is in place; or

•	utilize for any unauthorized purposes or disclose to a competitor or other third-party any proprietary data that has been entrusted to the Company by a customer or supplier.

Indirect Interests and Relationships

A conflict of interest can also arise because of the business activities of your close relations. For example, an employee may have a potential conflict of interest wherever a close relative has a significant relationship with, or has a significant financial interest in, any supplier, customer or competitor.

An employee may not make or attempt to influence any decision that could directly or indirectly benefit his or her close relative. To protect the employee and the Company from the appearance of a conflict of interest, he or she should make appropriate disclosure of the interest to the Chief Executive Officer or Chief Financial Officer or such officers’ designee.

CORPORATE OPPORTUNITIES & RESOURCES

You are prohibited from taking for yourself personal opportunities that are discovered through the use of corporate property, information or position without approval. Without approval, no employee may use corporate property, information or position for improper personal gain, and no employee may compete with the Company directly or indirectly except as permitted by Company policies.

All employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

Company resources may be used for minor personal uses so long as such use is reasonable, does not interfere with the employee’s duties, is not done for pecuniary gain, does not conflict with or harm the Company’s business and does not violate any Company policy.

BUSINESS RELATIONSHIPS

NetEase seeks to outperform its competition fairly and honesty. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

FAIR COMPETITION

Fair competition laws, including the U.S. and PRC antitrust rules, limit what NetEase can do with another company and what NetEase can do on its own. Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers. You may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers.

GIFTS, GRATUITIES, ENTERTAINMENT AND OTHER CONSIDERATIONS

Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain advantage with customers or suppliers.

Loans

Employees may not accept loans from any person or entities having or seeking business with the Company. Designated Executives and directors may not receive loans from the Company, nor may the Company arrange for any loan.

Bribes and Kickbacks

The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited; provided, that certain facilitating payments discussed in “Observation of Applicable Laws” are permitted.

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No NetEase employee or agent is permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct other than facilitating payments;

•	Employees may not solicit or accept a kickback or bribe, in any form, for any reason.

OBSERVATION OF APPLICABLE LAWS

NetEase is committed to the highest business conduct standards wherever it operates. NetEase observes these standards worldwide, even at the risk of losing business. While no one can anticipate all the situations that may present challenges to NetEase employees doing business in the worldwide marketplace, the following guidelines always apply:

•	Observe all laws and regulations, both PRC and non-PRC, that are applicable.

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Paying bribes to government officials is absolutely prohibited, even if those bribes are common practice, except for facilitating payments (see below further explanation). NetEase employees may not give, promise to give or authorize the giving to a foreign official, a foreign political party, or official thereof or any candidate for foreign political office any money or offer, gift, promise to give or authorize the giving of anything of value to influence any act or decision, to induce such official, party or candidate to do or omit to do any act in violation of the lawful duty of such official, party or candidate, or to induce such official, party or candidate to use his or her influence with a foreign government or agency to affect or influence any act or decision of such foreign government or agency.

•	Do not cooperate with illegal boycotts.

•	Observe all licensing requirements and the requirements of applicable import and export control laws.

No new NetEase services or products should be offered in any new country without prior approval, and then only in accordance with the applicable local country’s regulations and requirements.

Facilitating Payments to Low-Level Non-U.S. Governmental Employees and Officials for Non-Discretionary Action

As noted above, NetEase is committed to complying with the laws of the countries where it operates. In some countries, a very limited category of small payments to facilitate or expedite routine nondiscretionary governmental actions may be permitted as exceptions to anti-bribery laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”). The requirements pertaining to such payments are complex. NetEase employees must obtain prior approval of the Chief Executive Officer or Chief Financial Officer before making any such payment.

These “facilitating payments” to governmental officials are distinguished from payments made to influence a discretionary decision or to cause violation of, or an act in conflict with, the interests of an individual’s employer, which are strictly prohibited.

POLITICAL CONTRIBUTIONS AND LOBBYING

No political contributions are to be made using NetEase funds or assets, or the funds or assets of any NetEase subsidiary, to any political party, political campaign, political candidate or public official in any country, unless the contribution is lawful and expressly authorized in writing. In addition, no NetEase employee may make a political contribution on behalf of NetEase or its subsidiaries, or with the appearance that such contribution is being made on behalf of NetEase or its subsidiaries, unless expressly authorized in writing. A “contribution” is any direct or indirect payment, distribution, loan, advance, deposit, or gift of money, services or anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

You are responsible for the accuracy of your respective records, time sheets and reports. Accurate information is essential to NetEase’s ability to meet legal and regulatory obligations and to compete effectively. The records and books of account of NetEase must meet the highest standards and accurately reflect the true nature of the transactions they record. Destruction of any records, books of account or other documents except in accordance with the Company’s policies is strictly prohibited.

You must not create false or misleading documents or accounting, financial or electronic records for any purpose, and no one may direct an employee to do so. For example, expense reports must accurately document expenses actually incurred in accordance with NetEase policies. You must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose relating to NetEase. Employees are also responsible for accurately reporting time worked.

No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason. No disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation or for any purpose other than as described in the documents. All employees shall comply with generally accepted accounting principles and the Company’s internal controls at all times.

GOVERNMENT INVESTIGATIONS

It is the policy of the Company to cooperate with all government investigations. You must promptly notify counsel of any government investigation or inquiries from government agencies concerning NetEase. You may not destroy any record, books of account, or other documents relating to NetEase except in accordance with the Company’s document retention policy. If you are aware of a government investigation or inquiry you may not destroy any record, books of account, or other documents relating to NetEase unless advised by the Chief Executive Officer or Chief Financial Officer that you may continue to follow the Company’s normal document retention policy.

You must not obstruct the collection of information, data or records relating to NetEase. The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information. You must not lie to government investigators or making misleading statements in any investigation relating to NetEase. You must not attempt to cause any employee to fail to provide accurate information to government investigators.

Employees have the right to consult their own legal counsel at their own expense.

REGULATORY COMPLIANCE

The Company operates in a highly regulated environment. The agencies that regulate its business include the State Council, Ministry of Information Industry, Ministry of Health, State Drug Administration, State News and Publication Bureau, State Administration of Industry and Commerce and the Ministry of Culture, plus many other national, provincial and local agencies. The Company and its employees must comply with the regulatory requirements of these agencies. Employees are expected to take an active role by being knowledgeable about all applicable laws and regulations, attending trainings and requesting information. Employees are required to immediately report regulatory violations, suspected regulatory violations, or potentially harmful or dangerous conditions to the Chief Executive Officer or Chief Financial Officer.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. To assist in complying with this policy, the Company has adopted an Insider Trading Policy which you should read carefully.

COMPLIANCE AND REPORTING

Compliance

Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination. Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

Reporting Procedures and Other Inquiries

1. Inquiries Regarding this Code and Reports of Actual or Possible Violations of this Code. Questions regarding the policies in this Code may be directed to the Human Resources Department. In case that the Human Resources Department cannot reply these questions, they will be further directed to Chief Executive Officer or Chief Financial Officer. Managers and supervisors are expected to take a leadership role in promoting ethical business conduct. Any employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code is obligated to promptly report the matter to his or her immediate supervisor or to the Chief Executive Officer or Chief Financial Officer. Anonymous reports can be sent to the following email address:

By Email:	To the applicable supervisor or to the Chief Executive Officer or Chief Financial Officer; anonymity is preserved when an employee uses a personal email account and his or her identity is not immediately apparent from his or her email address; or

By Mail:	To the applicable supervisor or to the Chief Executive Officer or Chief Financial Officer at NetEase’s principal executive offices in Beijing.

If a supervisor receives a report concerning alleged actual or possible conduct in violation of this Code, he or she shall promptly forward it to the Chief Executive Officer and the Chief Financial Officer. Upon receipt of a report, the Chief Executive Officer or the Chief Financial Officer or their designees shall take the following actions:

•	where possible, acknowledge receipt of the report to the sender,

•	promptly conduct a preliminary investigation of the allegations contained in the report,

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if the Chief Executive Officer or Chief Financial Officer, as the case may be, concludes that, based on the preliminary investigation, an actual or possible violation of this Code has or may have occurred, such officer shall determine if the actual or potential violation is or could reasonably be expected to have a material impact on the Company,

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if the actual or potential violation is deemed material, the Chief Executive Officer or Chief Financial Officer shall report to the Audit Committee the preliminary results of the investigation and the Audit Committee or any other committee of directors designated by the Board shall determine what additional actions, if any, shall be taken,

•	if the actual or potential violation is not deemed material, the executive officers of the Company shall determine what additional actions, if any, shall be taken, and

•	an investigation may include use of outside counsel and/or independent public accountants.

2. Confidential Complaints of Accounting Matters, Corporate Fraud or Violation of laws. Employees should also report complaints, concerns, and information regarding Accounting Matters (which should include accounting practices, internal accounting controls, or other auditing matters), corporate fraud, or violations of laws committed by the Company or its agents directly to the Audit Committee of the Board of Directors. All such submissions regarding Accounting Matters, corporate fraud, or violations of laws may be made on an anonymous basis and shall be treated as confidential by the Audit Committee. Employees may forward complaints to the Audit Committee anonymously in one of the following manners:

By Email:	To Joseph Tong at joe3009@yahoo.com; anonymity is preserved when an employee uses a personal email account and his or her identity is not immediately apparent from his or her email address; or

By Mail:	c/o Mr. Joseph Tong
Audit Committee of NetEase.com, Inc.
12/F, Harvest Court
216 Argyle Street
Kowloon, Hong Kong

When submitting a complaint, employees are asked to provide the Audit Committee with as much detailed information as possible. Providing detailed, rather than general, information will greatly assist the Audit Committee in effectively investigating complaints. This is particularly important where an employee submits a complaint on an anonymous basis, as the Audit Committee will be unable to contact the reporting employee with requests for additional information or clarification.

The Company is providing these anonymous reporting procedures so that the Company’s employees may disclose genuine concerns without feeling threatened. As detailed below, the Company prohibits retaliation or retribution against any person who in good faith submits a report under this policy. Employees who choose to identify themselves when submitting a report may be contacted by a member or representative of the Audit Committee in order to gain additional information. The Audit Committee will keep confidential to the extent permissible under applicable law all communications with a reporting employee relating to the employee’s complaint.

In addition to providing procedures for employees to submit anonymous complaints regarding the Company’s Accounting Matters, corporate fraud, or violations of law, it is the Company’s policy to adhere to all applicable laws protecting its employees against unlawful discrimination or retaliation as a result of their lawfully reporting complaints or participating in investigations regarding the Company’s Accounting Matters, corporate fraud, or other violations of laws committed by the Company or its agents. In particular, the Company prohibits any form of unlawful discrimination or retaliation or taking any adverse action against employees for engaging in the following conduct:

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Providing information or otherwise assisting a regulatory or law enforcement agency or any supervisor in an investigation regarding any conduct that the employee reasonably believes violates laws relating to securities fraud, any rule or regulation of the U.S. Securities and Exchange Commission, or any law relating to fraud against shareholders.

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Filing, testifying, participating in, or otherwise assisting in any proceeding relating to an alleged violation of laws relating to securities fraud, any rule or regulation of the U.S. Securities and Exchange Commission, or any law relating to fraud against shareholders.

Employees who believe that they have been subjected to any conduct that violates this policy may file a complaint using the procedures outlined above. Any employee who unlawfully discriminates or retaliates against any employee as a result of his or her protected actions as described in this policy may be subject to corrective action, up to and including immediate termination.

All conversations, calls and reports made in good faith will be taken seriously. When reporting a violation, employees will be asked to provide the time, location, names of the people involved, and other details so that the Company can investigate. As stated above, NetEase prohibits retaliation or retribution against any person who in good faith reports an ethical concern. However, anyone who uses the Code or any compliance program to spread falsehoods, threaten others, or damage another person’s reputation will be subject to disciplinary action up to and including termination.

PROCEDURES FOR THE HANDLING OF COMPLAINTS REGARDING ACCOUNTING MATTERS, CORPORATE FRAUD OR VIOLATIONS OF LAW

I. Complaints reported to the Audit Committee

1. Receipt of Complaint. Upon receiving a concern or complaint regarding Accounting Matters, corporate fraud or violations of law, the Audit Committee member named below will promptly notify the Chairperson of the Audit Committee of such concern or complaint.

By Email:	To Joseph Tong at joe3009@yahoo.com; anonymity is preserved when an employee uses a personal email account and his or her identity is not immediately apparent from his or her email address; or

By Mail:	Mr. Joseph Tong
Audit Committee of NetEase.com, Inc.
12/F, Harvest Court
216 Argyle Street
Kowloon, Hong Kong

The Chairperson of the Audit Committee will, depending upon the apparent urgency of the matter, call a meeting of the Audit Committee or add the complaint to the agenda for discussion at the next regularly scheduled Audit Committee meeting. The Audit Committee will acknowledge, when possible, receipt of the complaint to sender.

2. Review of Complaint by Audit Committee. Every complaint received pursuant to these procedures shall be reviewed by the Audit Committee or its designees (which may include Management of the Company) to determine whether the concern or complaint raises, or may raise, a material concern about accounting matters, internal control weakness, corporate fraud or violations of law. If yes, then the Audit Committee or its designees will conduct an investigation as stated in step 3 below. If not, then the Audit Committee may delegate it to the Management to address the complaints as appropriate. The Management will record the complaint in a register and ensure that there are adequate documentary evidences to support that the complaint is addressed satisfactorily. Where a complaint appears to relate to a material accounting matter, internal control weakness, corporate fraud or violation of law but is not sufficiently detailed and/or supported by facts or evidence to permit an investigation to be conducted, the Audit Committee or its designees shall engage in a reasonable effort to obtain sufficient detail and/or factual support to permit an investigation to proceed.

3. Investigation. The Audit Committee or its designees must investigate complaints received pursuant to these procedures that raise, or may raise, a material concern about an accounting matter, internal control weakness, corporate fraud or violation of law. In connection with any investigation, the Audit Committee or its designees, to the extent it deems necessary or appropriate, may retain or consult with independent auditors or outside legal counsel. Depending on the nature and seriousness of the issues that may arise in the course of such investigation, the Company cannot promise anonymity to persons who participate in any investigation.

4. Action Following Investigation. Following the investigation of each concern or complaint received pursuant to these procedures, the Audit Committee shall review the results of the investigation and shall communicate its findings, conclusions and recommendations to the Board of Directors. The Board of Directors shall consider and implement such recommendations, as it deems necessary or appropriate, to address any identified concerns.

II. Complaints received by Management

1. Receipt of Complaint. Upon receiving a complaint regarding accounting matters, corporate fraud or violations of law, the Management will record the complaint in a register. The Management will also acknowledge, when possible, receipt of the complaint to sender.

2. Review of Complaint by Management. Every complaint received pursuant to these procedures shall be reviewed by the Management or its designees to determine whether the concern or complaint raises, or may raise, a material concern about accounting matter, internal control weakness, corporate fraud or violations of law. If yes, then the Management must notify the Audit Committee immediately. The Audit Committee will follow the procedures set out in steps I3 and I4 above to carry out investigation work and to report to the Board of Directors after the investigation. If not, then the Management must record the complaint in a register and ensure that there are adequate documentary evidence to support that the complaint is addressed satisfactorily. Where a complaint appears to relate to a material accounting matter, internal control weakness, corporate fraud or violation of law but is not sufficiently detailed and/or supported by facts or evidence to permit an investigation to be conducted, the Management or its designees shall engage in a reasonable effort to obtain sufficient detail and/or factual support to permit an investigation to proceed. Management shall report all non-material complaints to the audit Committee and the Board of Directors at the regularly scheduled meetings in each quarter.

III. Record Retention

The Management or its designees must retain a register of all concerns or complaints received pursuant to these procedures, including those reported to the Audit committee and those reported to the Management, and the related investigation documentary records, for no less than 5 years following the conclusion of the investigation.

ACKNOWLEDGMENT AND CERTIFICATION

Upon the appointment or hiring, as the case may be, of each director, officer and employee and on an annual basis thereafter, each director, officer and employee shall sign and deliver to the Company’s Chief Financial Officer the Acknowledgement and Certification which is attached to this Code as Exhibit A.

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This document is not an employment contract between NetEase and its employees, nor does it modify their employment relationship with the Company.

This Code is intended to clarify each employee’s existing obligation for proper conduct. The standards and the supporting policies and procedures may change from time to time in the Company’s discretion. Each employee is responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work.

Exhibit A

To be executed and delivered at hiring with NetEase.com, Inc. or appointment to its Board of Directors and by June 30 of each year thereafter.

ACKNOWLEDGEMENT AND CERTIFICATION

I acknowledge that I have received and read a copy of NetEase’s Code of Business Conduct (the “Code”), Related Party Transaction Procedures (the “Procedures”) and the Insider Trading Policy (the “Policy”). I understand that I am responsible for knowing and complying with the policies and procedures set forth in the Code, the Procedures and the Policy during the time I serve as a director (except that the provisions of the Code shall not apply to non-executive directors), officer or employee of the Company.

I also acknowledge my responsibility to report any violation of this Code or any of NetEase’s other policies and practices to my supervisor or to a member of the Audit Committee of the Directors. I understand that violations of this Code or of any other NetEase policy or practice may be reported anonymously by mail to the applicable supervisor or to the Chief Executive Officer or Chief Financial Officer at NetEase’s principal executive offices in Beijing or by email transmitted through my personal email account. I understand that sender can remain anonymous only if his or her identity is not immediately apparent from the sender’s email address.

I also acknowledge my responsibility to report complaints, concerns, and information regarding Accounting Matters (which should include accounting practices, internal accounting controls, or other auditing matters), corporate fraud, or violations of laws committed by the Company or its agents. I understand that such complaints, concerns and information may be submitted directly to the Audit Committee of the Board of Directors on an anonymous basis by mail to [                                                                                                                                                                                                    ]. (Address and email account of Mr. Joseph Tong to be filled in by the declarer, information has been stated in the Code.) I understand that the sender can remain anonymous only if his or her identity is not immediately apparent from the sender’s email address.

I further understand that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Company has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in its sole discretion, with or without notice.

If this Acknowledgement and Certification is being used after the hiring or appointment, as the case may be, of any director, officer or employee, please check the appropriate box:

☐	I have been in compliance with the Code, to the extent applicable, and the Procedures and the Policy at all times since my hiring with or appointment to the Company.

☐	I have not been in compliance with this Code, to the extent applicable, the Procedures and/or the Policy.

If you checked this box, please provide details of the nature and timing of your non-compliance and the parties involved below:

Finally, I understand and agree that the terms of this Acknowledgement, and my at-will relationship with the Company, may not be modified or superseded except by a written agreement signed by an executive officer or director of NetEase; that no other employee or representative of the Company has the authority to enter into any such agreement; and that any agreement inconsistent with this Acknowledgement and Certification or agreeing to employ me for a specified term will be unenforceable unless in writing and signed by an executive officer or director of NetEase.

Name:

                                    (please print)

                        Signature                                                                                                                       Date

Title:                                                                                                       Dept.:

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